UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2017 (February 28, 2017)

HCI GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	001-34126	20-5961396
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of principal executive offices, including zip code)

(813) 849-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 3, 2017, HCI Group, Inc. (the “Company”) completed its previously announced placement of $143.75 million in aggregate principal amount of the Company’s 4.25% Convertible Senior Notes due 2037 (the “Notes”). The Notes were issued by the Company to such initial purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

On March 3, 2017, the Company entered into an Indenture, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the issuance of the Notes. The Indenture contains customary terms and covenants, including certain events of default after which the Notes may be declared due and payable immediately.

The Notes are senior unsecured obligations of the Company. The Notes bear interest semiannually at a rate of 4.25%, payable in cash in arrears on March 1 and September 1 of each year, beginning on September 1, 2017. The Notes mature on March 1, 2037, unless repurchased, redeemed, or converted in accordance with their terms prior to such date. Prior to December 1, 2036, the Notes are convertible only upon the occurrence of specified events; thereafter, until maturity, the Notes will be convertible at any time. Upon conversion, the Notes may be settled, at the Company’s option, in cash, shares of the Company’s common stock or any combination thereof. On March 1, 2022, March 1, 2027 and March 1, 2032, holders of the Notes may require the Company to repurchase all or a portion of their notes at a cash repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest. Holders of the Notes also have the right to require the Company to repurchase all or some of their Notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the Indenture). In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company may, under certain circumstances, be required to increase the conversion rate for the Notes converted in connection with such a make-whole fundamental change. The conversion rate for the Notes is initially 16.2635 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $61.49 per share of the Company’s common stock, and is subject to adjustment in certain circumstances pursuant to the Indenture. The Company may not redeem the notes prior to March 6, 2022. On or after March 6, 2022, the Company may redeem for cash all or part of the Notes at a redemption price equal to the sum of 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest.

The Company used approximately $20.35 million of the net proceeds from the sale of the Notes to repurchase an aggregate of 413,600 shares of its common stock at a price of $49.19 per share from institutional investors through one of the initial purchasers. In addition, the Company used approximately $9.4 million of the net proceeds from the sale of the Notes to repurchase an aggregate of 191,100 shares of its common stock pursuant to a prepaid forward contract (the “Prepaid Forward Contract”) with Société Générale. The Prepaid Forward Contract was executed on February 28, 2017 and became effective upon the closing of the sale of the Notes on March 3, 2017. Under the Prepaid Forward Contract, the repurchased shares are to be delivered over a settlement period in 2022. The Prepaid Forward Contract is subject to early settlement, in whole or in part, at any time prior to the final settlement date at the option of Société Générale, as well as early settlement or settlement with alternative consideration in the event of certain corporate transactions. In the event the Company pays any cash dividends on its common stock, Société Générale will pay an equivalent amount to the Company. The shares to be purchased under the Prepaid Forward Contract will be treated as retired as of the effective date of the Prepaid Forward Contract, but will remain outstanding for corporate law purposes, including for purposes of any future shareholder votes.

The summary of the foregoing transactions is qualified in its entirety by reference to the Indenture, the Form of Global 4.25% Convertible Senior Note due 2037 and the Prepaid Forward Contract, which are filed as Exhibits 4.1, 4.2 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

Exhibit Number	Description

4.1	Indenture, dated March 3, 2017, between HCI Group, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.2	Form of Global 4.25% Convertible Senior Note due 2037 (included in Exhibit 4.1).

10.1	Prepaid Forward Contract, dated February 28, 2017 and effective as of March 3, 2017, between HCI Group, Inc. and Société Générale.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2017

HCI GROUP, INC.

By:	/s/ Richard R. Allen
Name:	Richard R. Allen
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated March 3, 2017, between HCI Group, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.2	Form of Global 4.25% Convertible Senior Note due 2037 (included in Exhibit 4.1).

10.1	Prepaid Forward Contract, dated February 28, 2017 and effective as of March 3, 2017, between HCI Group, Inc. and Société Générale.

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